Nevada Power Announces Plan to Build Natural Gas Facility

LAS VEGAS--(BUSINESS WIRE)--Nov. 28, 2007--Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), today announced that it plans to build a 500 MW natural gas-fired combined cycle plant as an expansion to its Harry Allen Generating Station approximately 35 miles north of Las Vegas. The facility, subject to approval by the Public Utilities Commission of Nevada (PUCN), is expected to be operational by the summer of 2011.

Michael Yackira, president and chief executive officer of Sierra Pacific Resources, said the decision to move forward with the Harry Allen expansion at this time is due to the need to assure electric reliability in southern Nevada.

"Our decision to move ahead with this project was largely based on uncertainties related to the timing for the opening of our Ely Energy Center in eastern Nevada," Yackira said. "Because of the current permitting schedule, it is unlikely that our original plans to have the first 750 MW phase of Ely operational by late 2011 can be met. We were required, therefore, to move forward earlier than anticipated with a new, highly efficient natural gas plant to assure continued reliable electric service in southern Nevada."

Yackira pointed out that this plant had been contemplated to be built after the Ely Energy Center was fully operational and the current timing for Ely now requires the company to accelerate its plans to build this facility at the Harry Allen site.

"This decision is consistent with our long-term strategy to become more self-sufficient by building power plants in Nevada for Nevadans," Yackira said. "It is in the best interests of our state, our customers and the company to help assure adequate supplies of electricity so that our state is less susceptible to the price volatility of the open market."

Yackira added, "Our state and its utilities will continue to be among the most rapidly growing in the nation and we must take steps to provide reliable electricity supplies at the most reasonable prices possible."

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 815,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Nevada Power's ability to obtain necessary regulatory approvals and permits, risks related to construction of power plants, changes in applicable environmental laws or regulations, and Nevada Power's ability to obtain financing on favorable terms. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Sierra Pacific Resources
Andrea Smith, 702-367-5843 (Media)
Britta Carlson, 702-367-5624 (Analyst)

SOURCE: Sierra Pacific Resources